EXHIBIT 10.1

Execution Version

DEUTSCHE BANK AG NEW YORK BRANCH DEUTSCHE BANK SECURITIES INC. 60 Wall Street New York, New York 10005	SUNTRUST BANK SUNTRUST ROBINSON HUMPHREY, INC. 3333 Peachtree Road Atlanta, Georgia 30326

September 24, 2017

CIRCOR International, Inc.

30 Corporate Drive, Suite 200

Burlington, Massachusetts 01803

Attention: Scott Buckhout, Chief Executive Officer

Project Masterpiece

Commitment Letter

Ladies and Gentlemen:

You have advised each of Deutsche Bank AG New York Branch (“DBNY”), Deutsche Bank Securities Inc. (“DBSI” and, together with DBNY, “DB”), SunTrust Bank (“SunTrust Bank”) and SunTrust Robinson Humphrey, Inc. (“STRH” and together with SunTrust Bank, “SunTrust” and collectively with DB, the “Agents”, “we” or “us”) that you intend to consummate the Transaction (such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Transaction Description attached hereto as Exhibit A or in the Term Sheets or Summary of Additional Conditions referred to below).

1.	Commitments.

In connection with the foregoing, each of DBNY and SunTrust Bank is pleased to advise you of its several commitment to provide 50% and 50%, respectively, of the principal amount of each of the First Lien Credit Facilities, upon the terms and subject solely to the conditions set forth or referred to in this commitment letter (together with the exhibits attached hereto, this “Commitment Letter”), the Summary of Principal Terms and Conditions for the First Lien Credit Facilities attached hereto as Exhibit B (the “First Lien Credit Facilities Term Sheet”) and the Summary of Additional Conditions Precedent attached hereto as Exhibit C (the “Summary of Additional Conditions”).

2.	Titles and Roles.

You hereby appoint (a) each of DBSI and STRH to act, and each of DBSI and STRH hereby agrees to act, as a lead book-running manager and a lead arranger for each of the First Lien Credit Facilities (in such capacities, the “Lead Arrangers”), (b) DBNY to act, and DBNY hereby agrees to act, as sole administrative agent for the First Lien Term Loan Facility and collateral agent for the First Lien Credit Facilities and (c) SunTrust Bank to act, and SunTrust Bank hereby agrees to act, as sole administrative agent for the Revolving Credit Facility. Each of DBSI, DBNY, SunTrust Bank and STRH will perform the duties and exercise the authority customarily performed and exercised by it in the foregoing roles. DBSI will have “left side” designation and shall appear on the top left of the cover page of any marketing materials for the First Lien Term Loan Facility (with STRH appearing to the immediate “right” of DBSI) and shall hold the leading roles and responsibilities conventionally associated with such “left” placement with respect to the First Lien Term Loan Facility. STRH will have “left side” designation and shall appear on the top left of the cover page of any marketing materials for the Revolving Credit Facility (with DBSI appearing to the immediate “right” of STRH) and shall hold the leading roles and responsibilities conventionally associated with such “left” placement with respect to the Revolving Credit Facility.

In connection with the syndication of the First Lien Credit Facilities, at the Lead Arrangers’ option, any of the Agents and/or one or more affiliates thereof may also be designated as “Syndication Agent”, “Documentation Agent” or such other titles as may be deemed appropriate or desirable by the Lead Arrangers. You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in connection with the First Lien Credit Facilities unless you and we shall so agree.

3.	Syndication.

We reserve the right, prior to and/or after the execution of definitive documentation for the First Lien Credit Facilities (the “Credit Documentation”), to syndicate all or a portion of our commitments with respect to the First Lien Credit Facilities to a group of banks, financial institutions and other lenders (together with DBNY and SunTrust Bank, the “Lenders”) identified by us in consultation with you and reasonably acceptable to you pursuant to a syndication to be managed exclusively by the Lead Arrangers. All aspects of the syndication of the First Lien Credit Facilities, including, without limitation, timing, potential syndicate members to be approached, titles, allocations and division of fees, shall be determined by (and coordinated through) the Lead Arrangers in consultation with you (subject only to your express consent rights as provided above).

We intend to commence our syndication efforts with respect to the First Lien Credit Facilities promptly upon your execution and delivery to us of this Commitment Letter and, until the earlier to occur of (i) a Successful Syndication (as defined in the Fee Letter) and (ii) sixty (60) days after the Closing Date, you agree actively to assist (and, to the extent not in contravention of the Acquisition Agreement, to use your commercially reasonable efforts to cause the Acquired Business to actively assist) us in completing a syndication that is reasonably satisfactory to us and you. Such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your and the Acquired Business’ existing lending and investment banking relationships, (b) direct contact between your senior management, representatives and advisors (and, to the extent not in contravention of the Acquisition Agreement, your using commercially reasonable efforts to cause direct contact between senior management, representatives and advisors of the Acquired Business), on the one hand and the proposed Lenders and rating agencies identified by the Lead Arrangers on the other hand, at times and places reasonably requested by the Lead Arrangers, (c) assistance by you (and, to the extent not in contravention of the Acquisition Agreement, your using commercially reasonable efforts to cause the assistance by the Acquired Business) in the prompt preparation of a Confidential Information Memorandum for each of the First Lien Credit Facilities and other marketing materials and information reasonably deemed necessary by the Lead Arrangers to complete a Successful Syndication (collectively, the “Information Materials”) for delivery to potential syndicate members and participants prior to the commencement of the Marketing Period, including, without limitation, customary financial estimates, forecasts, projections and other forward-looking financial information regarding the future performance of the Borrower and its subsidiaries (such forward-looking financial information, collectively, the “Projections”); provided, that the only financial statements that shall be required to be provided to the Lead Arrangers shall be those required to be delivered pursuant to paragraph 7 of Exhibit C, (d) the hosting, with the Lead Arrangers, of one or more meetings and/or conference calls with prospective Lenders, (e) your ensuring (or, in the case of the Acquired Business, to the extent not in contravention of the Acquisition Agreement, your using commercially reasonable efforts to ensure) that there will not be any competing announcement, offering, placement or arrangement of issues of debt securities or credit facilities of, or on behalf of, you, the Acquired Business or any of your or their subsidiaries (including refinancings and renewals of debt but excluding the First Lien Credit Facilities, debt expressly permitted to be incurred by the Acquired Business under the Acquisition Agreement (as in effect on the date hereof), debt incurred under your existing revolving credit facility, letters of credit, foreign subsidiary borrowings under lines of credit or working capital facilities in an amount not to exceed $15 million at any time outstanding for such foreign subsidiary borrowings, ordinary course capital lease, purchase money and equipment financings, and other indebtedness that has otherwise been consented to by the Lead Arrangers), without the consent of the Lead Arrangers, if such announcement, offering, placement or arrangement would reasonably be expected to materially impair the primary syndication of the First Lien Credit Facilities as reasonably determined by us, and (f) your having used commercially reasonable efforts to obtain (i) public ratings for each of the First Lien Credit Facilities (of any level), from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investor’s Services, Inc. (“Moody’s”), and (ii) a public corporate rating and a public corporate family rating of the Borrower (of any level) from S&P and Moody’s, respectively, in each case prior to the launch of the syndication of the First Lien Credit Facilities. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, (i) none of the foregoing (including the obtaining of the ratings referenced above) shall constitute a condition to the commitments hereunder or the funding of the First Lien Credit Facilities on the Closing Date and (ii) neither the commencement nor the completion of the syndication of the First Lien Credit Facilities shall constitute a condition precedent to the Closing Date.

You hereby acknowledge that (a) the Agents will make available Information (as defined below) and Projections, and the documentation relating to the First Lien Credit Facilities referred to in the paragraph below, to the proposed syndicate of Lenders by transmitting such Information, Projections and documentation through Intralinks, SyndTrak Online, the internet, email or similar electronic transmission systems and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that (i) have personnel that wish only to receive information and documentation that is publicly available or would be publicly available if the Acquired Business was a public reporting company and (ii) do not wish to receive material non-public information with respect to the Borrower and its subsidiaries or their respective securities). You further agree, at the request of the Lead Arrangers, to assist in the prompt preparation of a version of the Confidential Information Memorandum and other marketing materials and presentations to be used in connection with the syndication of the First Lien Credit Facilities, consisting exclusively of information and documentation that is either (i) publicly available or (ii) not material with respect to the Borrower, the Acquired Business or their respective subsidiaries or any of their respective securities for purposes of foreign, United States Federal and state securities laws (all such information and documentation being “Public Lender Information” and with any information and documentation that is not Public Lender Information being referred to herein as “Private Lender Information”).

It is understood that in connection with your assistance described above, customary authorization letters will be included in any such Confidential Information Memorandum that authorize the distribution thereof to prospective Lenders, represent that the additional version of the Confidential Information Memorandum does not include any material non-public information and contain a disclaimer exculpating us with respect to any liability related to the use or misuse of the contents of such Confidential Information Memorandum or any related offering and marketing materials by the recipients thereof and exculpating you and the Acquired Business with respect to any liability related to the misuse of the contents of such Confidential Information Memorandum or any related offering and marketing materials by the recipients thereof. Before distribution of any such Confidential Information Memorandum or any related offering and marketing materials, each document to be disseminated by a Lead Arranger (or any other Agent) to any Lender in connection with the First Lien Credit Facilities will be identified by you as either (i) containing Private Lender Information or (ii) containing solely Public Lender Information.

You further agree that the following documents may be distributed as Public Lender Information, unless you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed as Private Lender Information: (a) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) customary marketing term sheets and notification of changes in the First Lien Credit Facilities’ terms and conditions, and (c) drafts and final versions of the Credit Documentation.

4.	Information.

You represent and warrant (and with respect to Information (as defined below) relating to the Acquired Business, to the best of your knowledge) that (a)(i) no written information which has been or is hereafter furnished by you or on your behalf in connection with the transactions contemplated hereby (other than the Projections, other forward looking information and information of a general economic or industry specific nature) and (ii) no other information given at information meetings for potential syndicate members and supplied or approved by you or on your behalf (other than the Projections, other forward looking information and information of a general economic or industry specific nature) (such written information and other information being referred to herein collectively as the “Information”) taken as a whole contained (or, in the case of Information furnished after the date hereof, will contain), as of the time it was (or hereafter is) furnished, any material misstatement of fact or omitted (or will omit) as of such time to state any material fact necessary to make the statements therein taken as a whole not materially misleading, in light of the circumstances under which they were (or hereafter are) made (after giving effect to all supplements thereto) and (b) the Projections that have been or will be made available to the Lead Arrangers by you or any of your representatives have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time such Projections are made available to the Lead Arrangers, it being recognized by the Agents that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections are subject to significant uncertainties and contingencies and may differ significantly from the projected results and such differences may be material, and that no assurance can be given that the projected results will be realized. You agree that if at any time prior to the earlier of (x) sixty (60) days after the Closing Date and (y) the Successful Syndication, you become aware that any of the representations and warranties in the preceding sentence would (to the best of your knowledge, with respect to Information relating to the Acquired Business prior to the Closing Date) be incorrect in any material respect if the Information and Projections were being furnished, and such representations and warranties were being made, at such time, then you will (and with respect to Information with respect to the Acquired Business you will use commercially reasonable efforts to cause the Acquired Business to) promptly supplement the Information and the Projections so that (to the best of your knowledge, with respect to the Information relating to the Acquired Business prior to the Closing Date) such representations and warranties will be correct in all material respects under those circumstances. You understand that, in arranging and syndicating the First Lien Credit Facilities, we will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof and do not assume responsibility for the accuracy or completeness of the Information or the Projections. The accuracy of the foregoing representations and warranties, whether or not cured, shall not be a condition to the obligations of the Agents hereunder or the funding of the First Lien Credit Facilities on the Closing Date.

5.	Conditions Precedent.

Each Agent’s commitment hereunder, and each Agent’s agreement to perform the services described herein and to fund the First Lien Credit Facilities on the Closing Date, are subject only to the satisfaction of the conditions set forth in Exhibit B hereto, as the case may be, under the heading “Conditions Precedent” and in the Summary of Additional Conditions.

Notwithstanding anything set forth in this Commitment Letter, the Term Sheets, the Fee Letter or the Credit Documentation, or any other letter agreement or other undertaking concerning the financing of the Acquisition to the contrary, (i) the only representations the making and accuracy of which shall be a condition to the availability and effectiveness of the First Lien Credit Facilities on the Closing Date shall be (x) such of the representations made by (or relating to) the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you have (or your applicable affiliate has) the right (determined without regard to any notice requirement but taking into account any applicable cure provision) to terminate your (or your affiliate’s) obligations (or to refuse to consummate the Acquisition) under the Acquisition Agreement as a result of a breach of such representations (the “Acquisition Agreement Representations”) and (y) the Specified Representations (as defined below) and (ii) the terms of the Credit Documentation shall be in a form such that they do not impair the availability or effectiveness of the First Lien Credit Facilities on the Closing Date if the conditions set forth herein and in the Term Sheets and the Summary of Additional Conditions are satisfied or waived (it being understood that to the extent any Collateral or any security interests therein referred to in the Term Sheets may not be perfected by (A) the filing of a UCC financing statement and (B) taking delivery and possession of a stock certificate of wholly-owned U.S. organized subsidiaries of the Borrower (including the Acquired Business and its subsidiaries; provided that any such stock certificates of the Acquired Business and its subsidiaries will be required to be delivered on the Closing Date only to the extent in the possession of the Borrower after its use of commercially reasonable efforts to obtain such certificates prior to the Closing Date, and if they cannot be delivered on the Closing Date, then such certificates will be required to be delivered within five (5) business days following the Closing Date (or such longer period as may be agreed by the Administrative Agents)) and the perfection of the Administrative Agents’ security interest in such Collateral may not be accomplished prior to the Closing Date after your use of commercially reasonable efforts to do so, then the perfection of the security interest in such Collateral shall not constitute a condition precedent to the availability of the First Lien Credit Facilities on the Closing Date but, instead, may be accomplished within 90 days after the Closing Date (or such longer period after the Closing Date reasonably acceptable to the Administrative Agents)). For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Term Sheets relating to legal existence of the Borrower and the Guarantors, corporate power and authority relating to the entering into and performance of the Credit Documentation by the Borrower and the Guarantors, the due authorization, execution, delivery, validity and enforceability of the Credit Documentation against the Borrower and the Guarantors, no conflicts of Credit Documentation with organizational documents of the Borrower and the Guarantors as it relates to their ability to enter into and perform under the Credit Documentation, margin regulations, the Investment Company Act of 1940, as amended, solvency of the Borrower and its subsidiaries on a consolidated basis as of the Closing Date (after giving pro forma effect to the Transaction) (with solvency being determined in a manner consistent with Annex A to Exhibit C attached hereto), Patriot Act/“know your customer” laws, not using proceeds in violation of OFAC/other sanctions and anti-terrorism laws, not using proceeds in violation of the Foreign Corrupt Practices Act and, subject to subclause (I) of the last parenthetical appearing in the preceding sentence, the creation, validity, perfection and priority of the security interests granted in the proposed Collateral. The provisions of this paragraph are referred to as the “Limited Conditionality Provisions”.

6.	Fees.

As consideration for each Agent’s commitment hereunder, and each Agent’s agreement to perform the services described herein, you agree to pay (or cause to be paid) to each Agent the fees to which such Agent is entitled set forth in this Commitment Letter and in the fee letter dated the date hereof and delivered herewith (the “Fee Letter”).

7.	Expenses; Indemnification.

To induce each Agent to issue this Commitment Letter and to proceed with the Credit Documentation, you hereby agree that all fees and expenses (including the reasonable fees and expenses of counsel and consultants) of each Agent and its respective affiliates arising in connection with the First Lien Credit Facilities and the preparation, negotiation, execution, delivery and enforcement of this Commitment Letter, the Fee Letter and the Credit Documentation (including in connection with our due diligence and syndication efforts) shall be for your account (and that you shall, on the Closing Date, reimburse such Agent and its respective affiliates for all such fees and expenses paid or incurred by them), whether or not the Transaction is consummated or the First Lien Credit Facilities are made available or the Credit Documentation is executed; provided that you shall only be responsible for the fees and expenses of one primary counsel acting for the Agents (taken as a whole) and one local counsel for each relevant jurisdiction as may be necessary or advisable in the judgment of the Agents.

You further agree to indemnify and hold harmless each Agent and each other agent or co-agent (if any) designated by any Lead Arranger with respect to the First Lien Credit Facilities (each, a “Co-Agent”) and their respective affiliates and the respective directors, officers, employees, representatives and agents of each of the foregoing (each, an “Indemnified Person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve any Agent, any Co-Agent or any other such Indemnified Person as a result of or arising out of or in any way related to or resulting from the Transaction, this Commitment Letter or the Fee Letter and, upon demand, to pay and reimburse each Agent, each Co-Agent and each other Indemnified Person for any reasonable legal or other out-of-pocket expenses paid or incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not any Agent, any Co-Agent or any other such Indemnified Person is a party to any action or proceeding out of which any such expenses arise or such matter is initiated by a third party or by you or any of your affiliates); provided, however, that you shall not have to indemnify any Indemnified Person against (A) any loss, claim, damage, expense or liability to the extent same resulted from the gross negligence, willful misconduct or bad faith of, or material breach of its obligations hereunder by, such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (B) any dispute solely among the Indemnified Persons (not arising as a result of any act or omission by the Borrower or any of its subsidiaries or affiliates) other than any claim, action, suit, inquiry, litigation, investigation or other proceeding brought by or against any such Indemnified Person in its capacity as agent or arranger, or (C) any settlement entered into by such Indemnified Person without your written consent (such consent not to be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction against an Indemnified Person in any such claim, action, suit, inquiry, litigation, investigation or other proceeding, you agree to indemnify and hold harmless each Indemnified Person in the manner set forth above; and provided further that you shall be responsible for the fees and expenses of only one counsel for all Indemnified Persons in connection with indemnification claims arising out of the same facts or circumstances and, if reasonably necessary or advisable in the judgment of the Agents, a single local counsel to the Indemnified Persons in each relevant jurisdiction and, solely in the case of an actual or perceived conflict of interest, one additional counsel in each applicable jurisdiction to the affected Indemnified Persons. You shall not, without the prior written consent of the affected Indemnified Person, effect any settlement of any pending or threatened claim, action, suit, inquiry, litigation, investigation or other proceeding against such Indemnified Person in respect of which indemnity has been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person (which approval shall not be unreasonably withheld or delayed) from all liability with respect to claims that are the subject matter of such claim, action, suit, inquiry, litigation, investigation or other proceeding, (ii) does not include any statement as to any admission of fault or culpability of such Indemnified Person and (iii) contains customary confidentiality provisions with respect to the terms of such settlement. No Indemnified Person shall be responsible or liable to you or any other person or entity for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications, internet-based or other information transmission systems (including IntraLinks, SyndTrak Online or email), except to the extent such damages have resulted from the willful misconduct, gross negligence or bad faith of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Neither you nor we nor any other Indemnified Person will be responsible or liable to us or you or any other person or entity for any indirect, special, exemplary, incidental, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) which may be alleged as a result of this Commitment Letter, the Fee Letter or the financing contemplated hereby; provided that the indemnity and reimbursement obligations under this Section 7 shall not be limited by this sentence.

8.	Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

Each Agent reserves the right to employ the services of its affiliates (including, in the case of DB, Deutsche Bank AG) in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to its affiliates certain fees payable to such Agent in such manner as such Agent and its affiliates may agree in their sole discretion. You acknowledge that (i) each Agent may share with any of its affiliates who have a need to know such information, and such affiliates may share with such Agent, any information related to the Transaction, you, the Acquired Business (and your and their respective subsidiaries and affiliates), or any of the matters contemplated hereby and (ii) each Agent and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise. No Agent will, however, furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you to other companies (other than your affiliates). You also acknowledge that no Agent has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by it from other companies.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and us is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether we or our affiliates have advised or are advising you on other matters (it being acknowledged that DBSI has been retained by you as financial advisor in connection with the Transaction), (b) we, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on our part, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that we and our affiliates are engaged in a broad range of transactions that may involve interests that differ from your interests and that we and our affiliates have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (e) you waive, to the fullest extent permitted by law, any claims you may have against us or our affiliates for breach of fiduciary duty or alleged breach of fiduciary duty and agree that we and our affiliates shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

You further acknowledge that each of the Agents is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, the Agents and/or their respective affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for their own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Acquired Business and your and its respective subsidiaries and other companies with which you or the Acquired Business or your or its subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Agent, any of its affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

Each Agent or its affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Acquired Business or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

9.	Confidentiality.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, by you to any other person or entity except (a) to your officers, directors, employees, attorneys, accountants and advisors who are directly involved in the consideration of this matter and on a confidential and need-to-know basis, (b) as required by applicable law, rule or regulation or stock exchange requirements or compulsory legal process, or in connection with any pending legal proceeding (in which case you agree, to the extent permitted by applicable law, to inform us promptly in advance thereof) or regulatory review or (c) if the Agents consent in writing to such proposed disclosure; provided that (i) you may disclose this Commitment Letter, the Fee Letter (including the “market flex” provisions thereof) and the contents hereof and thereof to the Acquired Business, its affiliates and their respective officers, directors, employees, attorneys, accountants and advisors, in each case who are directly involved in the consideration of this matter and on a confidential and need-to-know basis, (ii) you may disclose this Commitment Letter and the contents hereof (but you may not disclose the Fee Letter or the contents thereof) in any prospectus or other offering document, (iii) you may disclose the Term Sheets and the other exhibits and annexes to the Commitment Letter, and the contents thereof, to any rating agencies in connection with obtaining ratings for the Borrower and the First Lien Credit Facilities and (iv) you may disclose the aggregate fee amounts contained in the Fee Letter as part of the Projections, pro forma information or aggregate sources and uses related to fee amounts applicable to the Transaction to the extent customary or required in offering and marketing materials or in any public release or filing relating to the Transaction.

Each Agent and its affiliates will use all confidential information provided to it or such affiliates by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent any Agent from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Agent, to the extent permitted by law, agrees to inform you promptly thereof), (b) upon the request or demand of any regulatory authority or self-regulatory body having jurisdiction or oversight over such Agent or any of its affiliates, their businesses or operations, (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Agent or any of its affiliates, (d) to the extent that such information is received by such Agent from a third party that is not to its knowledge subject to confidentiality obligations to you or the Acquired Business, (e) to the extent that such information is independently developed by such Agent, (f) to such Agent’s affiliates and their respective employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transaction and are informed of the confidential nature of such information, (g) to potential Lenders, participants or assignees or any potential counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any of its affiliates or any of their respective obligations, in each case who agree (pursuant to customary syndication practice) to be bound by the terms of this paragraph (or language substantially similar to this paragraph), (h) for purposes of establishing a “due diligence” defense, or (i) to enforce their respective rights hereunder or under the Fee Letter. Each Agent’s obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Credit Documentation upon the execution and delivery of the Credit Documentation and initial funding thereunder or shall expire on the first anniversary of the date of your acceptance of this Commitment Letter, whichever occurs earlier.

10.	Assignments; Etc.

This Commitment Letter and the Fee Letter (and your rights and obligations hereunder and thereunder) shall not be assignable by you without the prior written consent of each Agent (and any attempted assignment without such consent shall be null and void), are intended to be solely for the benefit of the parties hereto and thereto (and Indemnified Persons), are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and thereto (and Indemnified Persons) and may not be relied upon by any person or entity other than you. Each Agent may assign its commitment hereunder to one or more prospective Lenders; provided that (a) no Agent shall be relieved or novated from its respective obligations hereunder (including its obligation to fund the First Lien Credit Facilities on the

Closing Date) in connection with any syndication, assignment or participation of the First Lien Credit Facilities, including its commitments in respect thereof, until after the initial funding of the First Lien Credit Facilities and (b) unless you agree in writing, the Agents shall retain exclusive control over all rights and obligations with respect to their respective commitments in respect of the First Lien Credit Facilities, including all rights with respect to consents, modifications, supplements and amendments, until the initial funding of the First Lien Credit Facilities. Any and all obligations of, and services to be provided by, any Agent hereunder (including, without limitation, the commitment of such Agent) may be performed, and any and all rights of any Agent hereunder may be exercised, by or through any of its affiliates or branches; provided that with respect to the commitments under the First Lien Credit Facilities, any assignments thereof to an affiliate will not relieve the Agents from any of their obligations hereunder unless and until such affiliate shall have funded the portion of the commitment so assigned.

11.	Amendments; Governing Law; Etc.

This Commitment Letter and the Fee Letter may not be amended or modified, or any provision hereof or thereof waived, except by an instrument in writing signed by you and each Agent. Each of this Commitment Letter and the Fee Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter or the Fee Letter by facsimile (or other electronic, i.e. a “pdf” or “tif”) transmission shall be effective as delivery of a manually executed counterpart hereof or thereof, as the case may be. Section headings used herein and in the Fee Letter are for convenience of reference only, are not part of this Commitment Letter or the Fee Letter, as the case may be, and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter or the Fee Letter, as the case may be. Each Agent may, in consultation with you, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, after the closing of the Transaction in the form of a “tombstone” or otherwise describing the names of the Borrower and its affiliates (or any of them), and the amount, type and closing date of the transactions contemplated hereby, all at the expense of such Agent and each Agent is hereby authorized to use the logos of the Borrower in such materials. This Commitment Letter and the Fee Letter set forth the entire agreement between the parties hereto as to the matters set forth herein and therein and supersede all prior understandings, whether written or oral, between us with respect to the matters herein and therein. Matters that are not covered or made clear in this Commitment Letter or in the Fee Letter are subject to mutual agreement of the parties hereto. THIS COMMITMENT LETTER AND THE FEE LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK provided that (a) the interpretation of the definition of Target Material Adverse Effect (as defined in the Summary of Additional Conditions) and whether there shall have occurred a Target Material Adverse Effect, (b) whether the representations and warranties made with respect to the Acquired Business in the Acquisition Agreement are accurate and whether as a result of a breach or inaccuracy thereof you or your affiliate have the right to terminate your or its obligations under the Acquisition Agreement, or not to consummate the transactions contemplated by the Acquisition Agreement and (c) whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to principles of conflicts of law (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

12.	Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the County of New York, Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined only in such courts located within New York County, provided, however, that each Agent shall be entitled to assert jurisdiction over you and your property in any court in which jurisdiction may be laid over you or your property, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any such New York State or Federal court, as the case may be, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court, and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of any process, summons, notice or document by registered mail or overnight courier addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court.

13.	Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, SUIT, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

14.	Surviving Provisions.

The provisions of Sections 2, 3, 6, 7, 8, 9, 11, 12, 13 and 14 of this Commitment Letter and the provisions of the Fee Letter shall remain in full force and effect regardless of whether definitive Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments of the Agents hereunder and our agreements to perform the services described herein; provided that your obligations under this Commitment Letter and the Fee Letter, other than those provisions relating to confidentiality, the syndication of the First Lien Credit Facilities and the payment of annual agency fees to the Administrative Agents, shall automatically terminate and be superseded by the definitive Credit Documentation relating to the First Lien Credit Facilities, to the extent covered thereby, upon the initial funding thereunder and the payment of all amounts owing at such time hereunder and under the Fee Letter.

15.	PATRIOT Act Notification.

Each Agent hereby notifies you that pursuant to the requirements of the USA PATRIOT ACT (Title III of Pub. Law 107-56 (signed into law October 26, 2001) (as amended from time to time, the “PATRIOT Act”)), such Agent is required to obtain, verify and record information that identifies the Borrower and any other borrowers and guarantors under the First Lien Credit Facilities, which information includes the name, address, tax identification number and other information regarding the Borrower and such other borrowers and guarantors that will allow such Agent to identify the Borrower and such other borrowers and guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Agent and each Lender.

16.	Termination and Acceptance.

Each Agent’s commitment with respect to the First Lien Credit Facilities as set forth above, and each Agent’s agreements to perform the services described herein, will automatically terminate (without further action or notice and without further obligation to you) on the first to occur of (i) 11:59 p.m., New York City time, on March 26, 2018 (or, if the “Outside Date” (as defined in the Acquisition Agreement) is extended to any later time pursuant to Section 9.1(b) of the Acquisition Agreement as in effect on the date hereof, such later time that is not later than 11:59 p.m., New York City time, on June 25, 2018), unless on or prior to such time the Transaction has been consummated, (ii) any time after the execution of the Acquisition Agreement and prior to the consummation of the Transaction, the date of the termination or abandonment of the Acquisition Agreement (other than with respect to ongoing indemnities, confidentiality provisions and similar provisions) and (iii) the date of the closing of the Acquisition without the use of the First Lien Credit Facilities.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on September 24, 2017. The commitments of each Agent hereunder, and each Agent’s agreement to perform the services described herein, will expire automatically (and without further action or notice and without further obligation to you) at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence.

[Remainder of this page intentionally left blank]

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours, DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Ryan Corning
Name: Ryan Corning Title: Director

By:	/s/ Denise Chow
Name: Denise Chow Title: Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Ryan Corning
Name: Ryan Corning Title: Director

By:	/s/ Denise Chow
Name: Denise Chow Title: Director

SUNTRUST BANK

By:	/s/ Tommy Parrott
Name: Tommy Parrott Title: Managing Director

SUNTRUST ROBINSON HUMPHREY, INC.

By:	/s/ William Challas
Name: William Challas Title: Managing Director

[Project Masterpiece – Commitment Letter]

Accepted and agreed to as of the date first above written: CIRCOR INTERNATIONAL, INC

By:	/s/ Scott Buckhout
Name: Scott Buckhout Title: CEO

[Project Masterpiece – Commitment Letter]

EXHIBIT A

Project Masterpiece

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the commitment letter to which this Exhibit A is attached (the “Commitment Letter”) and in the other Exhibits to the Commitment Letter.

CIRCOR International, Inc. (“you” or the “Borrower”) intends to (i) acquire (the “Acquisition”) certain capital stock and assets constituting a business identified to us and code-named “Masterpiece” (the “Target” and, together with its subsidiaries, the “Acquired Business”) and (ii) concurrently with the consummation of the Acquisition, repay all of the existing indebtedness of the Borrower, its subsidiaries and the Acquired Business other than the Permitted Surviving Indebtedness (as defined in the Summary of Additional Conditions) and terminate the commitments under the Borrower’s existing credit facility (collectively, the “Refinancing”). After the consummation of the Acquisition, all of the outstanding equity interests of the Target will be owned, directly or indirectly, by the Borrower.

The sources of funds needed to effect the Acquisition and the Refinancing, to pay all fees and expenses incurred in connection with the Transaction (the “Transaction Costs”) and to provide for the working capital needs and general corporate requirements of the Borrower and its subsidiaries after giving effect to the Acquisition shall be provided solely through senior secured first lien financing consisting of (i) a first lien term loan facility (the “First Lien Term Loan Facility”) in an amount equal to $785.0 million and (ii) a first lien revolving credit facility (the “Revolving Credit Facility” and, together with the First Lien Term Loan Facility, the “First Lien Credit Facilities”) in an amount equal to $150.0 million.

The date on which the Acquisition and the Refinancing are consummated and the initial borrowings are made under the First Lien Credit Facilities is referred to herein as the “Closing Date”.

The transactions described above are collectively referred to herein as the “Transaction”.

A-1

EXHIBIT B

Project Masterpiece

$935,000,000 First Lien Credit Facilities

Summary of Principal Terms and Conditions

Capitalized terms used but not defined in this Exhibit B shall have the meanings set forth in the commitment letter to which this Exhibit B is attached (the “Commitment Letter”) and in the other Exhibits to the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit B shall be determined by reference to the context in which it is used.

Borrower:	CIRCOR International, Inc. (the “Borrower”), it being understood and agreed that, at the election of the Borrower and subject to the reasonable consent of the Lead Arrangers, one or more foreign subsidiaries of the Borrower, in jurisdictions satisfactory to the Lead Arrangers, may become additional borrowers or co-borrowers under the First Lien Credit Facilities.

Administrative Agents:

DBNY will act as sole administrative agent and collateral agent (in such capacities, the “Term Loan Administrative Agent”) for a syndicate of banks, financial institutions and other lenders (together with DBNY and SunTrust Bank, the “Term Loan Lenders”) under the First Lien Term Loan Facility and will perform the duties customarily associated with such roles.

SunTrust Bank (in such capacity, the “Revolving Facility Administrative Agent” and together with the Term Loan Administrative Agent, the “Administrative Agents”) will act as sole administrative agent for a syndicate of banks, financial institutions and other lenders (together with SunTrust Bank, and DBNY, the “Revolving Facility Lenders” and together with the Term Loan Lenders, the “Lenders”) under the Revolving Credit Facility and will perform the duties customarily associated with such roles.

Lead Arrangers and Lead Book-Running Managers:	Each of DBSI and STRH will act as lead arranger and lead book-running manager for the First Lien Credit Facilities and will perform the duties customarily associated with such roles (collectively, the “Lead Arrangers”).

First Lien Credit Facilities:	A. First Lien Term Loan Facility

1. Amount: “B” first lien term loan facility (the “First Lien Term Loan Facility”) in an aggregate principal amount of $785.0 million.

2. Use of Proceeds: The loans made pursuant to the First Lien Term Loan Facility (the “First Lien Term Loans”) may only be incurred on the Closing Date and the proceeds thereof shall be utilized solely to finance, in part, the Acquisition and the Refinancing and to pay the Transaction Costs.

3. Maturity: The final maturity date of the First Lien Term Loan Facility shall be 7 years from the Closing Date (the “First Lien Term Loan Maturity Date”).

4. Amortization: (i) During the first 6 3/4 years following the Closing Date, quarterly amortization of the First Lien Term Loans shall be required in an amount equal to 0.25% of the initial aggregate principal amount of the First Lien Term Loans incurred on Closing Date.

(ii) The remaining aggregate principal amount of First Lien Term Loans originally incurred shall be due and payable in full on the First Lien Term Loan Maturity Date.

5. Availability: First Lien Term Loans may only be incurred on the Closing Date. No amount of First Lien Term Loans once repaid may be reborrowed.

B. Revolving Credit Facility

1. Amount: Revolving credit facility in an aggregate principal amount of $150.0 million (the “Revolving Credit Facility” and, together with the First Lien Term Loan Facility, the “First Lien Credit Facilities”).

2. Use of Proceeds: The proceeds of loans (including any swingline borrowings referred to below) under the Revolving Credit Facility (the “Revolving Loans” and, together with the First Lien Term Loans, the “First Lien Loans”) shall be utilized for working capital, capital expenditures and general corporate purposes; provided that, except for the payment of (x) any purchase price adjustment under the Acquisition Agreement (including, without limitation, any working capital adjustment) and (y) original issue discount or upfront fees with respect to the First Lien Term Loans pursuant to or as a result of the “Market Flex” provisions of the Fee Letter, no more than $25.0 million of the Revolving Credit Facility may be utilized to pay amounts owing to finance the Acquisition or the Refinancing or to pay any Transaction Costs (it being understood and agreed, however, that Letters of Credit (as defined below) may be issued on the Closing Date in the ordinary course of business and to replace or provide credit support for any existing letters of credit (including by “grandfathering” such existing letters of credit into the Revolving Credit Facility)).

3. Maturity: The final maturity date of the Revolving Credit Facility shall be 5 years from the Closing Date (the “Revolving Loan Maturity Date”).

4. Availability: Revolving Loans may be borrowed, repaid and reborrowed after the Closing Date and prior to the Revolving Loan Maturity Date in accordance with the terms of the definitive documentation for the First Lien Credit Facilities (the “First Lien Credit Documentation”). Revolving Loans will be available in U.S. dollars, euro and other currencies to be reasonably agreed upon.

5. Letters of Credit: Up to $50.0 million of the Revolving Credit Facility will be available for the issuance of stand-by letters of credit (“Letters of Credit”) by SunTrust Bank and/or other Lenders under the Revolving Credit Facility reasonably acceptable to the Borrower and the Revolving Facility Administrative Agent to support obligations of the Borrower and its subsidiaries (excluding subordinated debt and equity interests). Maturities for Letters of Credit will not exceed twenty-four months, renewable annually thereafter in the case of standby Letters of Credit and, in any event, shall not extend beyond the fifth business day prior to the Revolving Loan Maturity Date. Letters of Credit will be available in U.S. dollars and other currencies to be mutually agreed. Letter of Credit outstandings will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. Each Lender under the Revolving Credit Facility shall acquire an irrevocable and unconditional pro rata participation in all Letter of Credit outstandings.

6. Swingline Loans. Up to $10.0 million of swingline loans (the “Swingline Loans”) will be made available from SunTrust Bank (in such capacity, the “Swingline Lender”) on same-day notice and will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. Each lender under the Revolving Credit Facility will acquire an irrevocable and unconditional pro rata participation in each Swingline Loan, and shall, promptly upon request by the Swingline Lender, be irrevocably and unconditionally required to fund such pro rata participation (which can be made in the form of Revolving Loans to the Borrower).

Incremental Facilities:

The Borrower will have the right to obtain from existing Lenders or prospective lenders incremental commitments consisting of one or more increases to the Revolving Credit Facility (each, an “Incremental Revolving Facility”) and/or the First Lien Term Loan Facility and/or one or more new tranches of term loans to be made available under the First Lien Credit Documentation (each, an “Incremental First Lien

Term Facility” and, together with the Incremental Revolving Facilities, the “Incremental First Lien Facilities”) in an aggregate amount not to exceed the sum of (a) the greater of (x) $150.0 million and (y) 1.0x Consolidated EBITDA (to be defined as mutually agreed) as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been delivered (the “Incremental First Lien Facilities Dollar Basket”) plus (b) voluntary prepayments of the First Lien Term Loans (other than to the extent financed with the proceeds of long-term debt) plus (c) an additional amount at such time that, after giving pro forma effect thereto (including use of proceeds), could be incurred without causing the pro forma First-Lien Net Leverage Ratio (as defined below) to exceed 5.00:1.00; provided that (i) all Incremental First Lien Facilities and permitted refinancings of the foregoing (or prior permitted refinancings) shall be included in the numerator of such ratio regardless of whether, and to what extent, secured, (ii) the proceeds of any Incremental First Lien Facilities shall not be netted from indebtedness for the purposes of such calculation, (iii) all Incremental Revolving Facilities shall be deemed to be fully drawn for purposes of such calculation and (iv) the Borrower shall have the ability to classify and later reclassify between clauses (a) and (c) above; provided, further, that:

(i)     no such Incremental First Lien Facility will be available until after the earlier of (x) the date on which a Successful Syndication has occurred and (y) 60 days after the Closing Date, and in any event shall not be available until after the Closing Date;

(ii)    (A) no default or event of default exists or would exist after giving effect thereto and (B) the representations and warranties set forth in the terms of the First Lien Credit Documentation shall be true and correct in all material respects (except for (i) representations and warranties which expressly relate to an earlier date, which shall be true and correct in all material respects as of such earlier date and (y) representations and warranties qualified by materiality, which shall be true and correct in all respects); provided that to the extent the proceeds of any Incremental First Lien Facility are intended to be applied to finance a Limited Condition Acquisition (as defined below) that is permitted under the First Lien Credit Documentation, the availability thereof shall, if agreed by the lenders providing such Incremental First Lien Facility, be subject to customary “SunGard” or “certain funds” conditionality provisions, and the event of default test referred to in clause (A) shall be tested at the time of the execution of the relevant acquisition agreement;

(iii)  any such Incremental First Lien Facility shall rank pari passu in right of payment with the First Lien Credit Facilities and shall benefit from the same guarantees as, and be secured on a pari passu basis by the same Collateral (as defined below) securing, the First Lien Credit Facilities;

(iv)   in the case of an Incremental Revolving Facility, such Incremental Revolving Facility shall be subject to the same terms and conditions as the Revolving Credit Facility (and be deemed added to, and made a part of, the Revolving Credit Facility); and

(v)    except for the terms described in this clause (v), loans to be made under an Incremental First Lien Term Facility (each, an “Incremental First Lien Term Loan”) shall be subject to the same terms as the initial First Lien Term Loans, unless such Incremental First Lien Term Loans are made a part of the First Lien Term Loan Facility (in which case all terms thereof shall be identical to those of the First Lien Term Loan Facility); provided that

(a)    if the interest rate margins for any Incremental First Lien Term Facility incurred on or prior to the date that is 18 months after the Closing are higher than the interest rate margins for the First Lien Term Loan Facility by more than 50 basis points, then the interest rate margins for the First Lien Term Loan Facility shall be increased to the extent necessary so that such interest rate margins are equal to the interest rate margins for such Incremental First Lien Term Facility minus 50 basis points (it being understood that any such increase in the interest rate margin shall not require the consent of any Lender); provided that, in determining the interest rate margins applicable to the Incremental First Lien Term Facility and the First Lien Term Loan Facility (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by Borrower to the Lenders under the First Lien Term Loan Facility or any Incremental First Lien Term Facility in the initial primary syndication thereof shall be included (with OID being equated to interest based on assumed four-year life to maturity), (y) customary arrangement, commitment, structuring or similar fees payable to the Lead Arrangers (or their respective affiliates) in connection with the First Lien Term Loan Facility or to one or more arrangers (or their affiliates) of any Incremental First Lien Term Facility shall be excluded and (z) if the First Lien Incremental Term Loan Facilities include an interest rate floor greater than the interest rate floor applicable to the existing First Lien Term Loan Facility, such increased amount shall be equated to interest margin for purposes of determining whether an increase to the applicable interest margin under the existing First Lien Term Loan Facility shall be required, to the extent an increase in the interest rate floor in the then-existing First Lien Term Loan Facility would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the interest rate margin) applicable to the then-existing First Lien Term Loan Facility shall be increased by such increased amount (this clause (a), the “MFN Protection”);

(b)    the final stated maturity date for such Incremental First Lien Term Loans may be the same as or later (but not sooner) than the final stated maturity date applicable to the First Lien Term Loans;

(c)    the amortization requirements for such Incremental First Lien Term Loans may differ from those of the First Lien Term Loans, provided the average weighted life to maturity of such Incremental First Lien Term Loans is no shorter than the average weighted life to maturity applicable to the then outstanding First Lien Term Loans;

(d)    any Incremental First Lien Term Facility may provide for the ability to participate on a pro rata basis or less than a pro rata basis (but not on a greater than pro rata basis) in any voluntary or any mandatory prepayments of the term loans under other outstanding term facilities; and

(e)    other terms may differ if reasonably satisfactory to the Term Loan Administrative Agent, the Borrower and lenders providing such Incremental First Lien Term Loans; provided that the other terms of any Incremental First Lien Term Facility that are not substantially identical to the then-existing First Lien Term Loan Facility (other than pursuant to clauses (i) and (ii) above and sub-clauses (a) through (d) above) shall be (taken as a whole) no more favorable (as reasonably determined by the Borrower) to the relevant lenders under the First Lien Incremental Term Facility than those applicable to the then-existing First Lien Term Loan Facility or otherwise reasonably acceptable to the Term Loan Administrative Agent (except for covenants or other provisions (A) applicable only to periods after the latest final maturity date of the loans under the then-existing First Lien Term Loan Facility existing at the time of incurrence of the First Lien Incremental Term Facility or (B) also provided to the relevant lenders under the then-existing First Lien Term Loan Facility).

For the purposes hereof, “First-Lien Net Leverage Ratio” means, on any date of determination, with respect to the Borrower and its subsidiaries on a consolidated basis, subject to the first proviso in the first paragraph of this section, the ratio of (a) consolidated secured funded indebtedness (excluding indebtedness secured only by the Collateral on a junior lien basis to the First Lien Credit Facilities) of the Borrower and its subsidiaries on such date (less the unrestricted cash and cash equivalents of the Borrower and its subsidiaries as of such date) to (b) Consolidated EBITDA of the Borrower and its subsidiaries for the four fiscal quarter period most recently ended for which financial statements have been (or were required to have been) delivered and (y) “Total Net Leverage Ratio” means, on any date of determination, with respect to the Borrower and its subsidiaries on a consolidated basis the ratio of (a) consolidated funded indebtedness of the Borrower and its subsidiaries on such date (less the unrestricted cash and cash equivalents of the Borrower and its subsidiaries as of such date) to (b) Consolidated EBITDA of the Borrower and its subsidiaries for the four fiscal quarter period most recently ended for which financial statements have been (or were required to have been) delivered.

Existing Lenders may, but shall not be obligated without their prior written consent to, provide a commitment and/or make any loans pursuant to any First Lien Incremental Facility, and nothing contained herein or in the Commitment Letter constitutes, or shall be deemed to constitute, a commitment with respect to any Incremental First Lien Facility. The lenders providing any Incremental First Lien Facility shall be reasonably satisfactory to the Administrative Agents, the Swingline Lender and each Letter of Credit issuer to the extent required under “Assignments and Participations” below.

The First Lien Facility Documentation will permit the Borrower to utilize availability under the Incremental First Lien Facilities to issue Incremental Equivalent Debt (as defined below).

The proceeds of any Incremental First Lien Facilities may be used by the Borrower and its subsidiaries for working capital and other general corporate purposes, including the financing of permitted acquisitions and other investments and any other use not prohibited by the First Lien Credit Documentation.

For the purposes of (i) determining pro forma compliance with the First-Lien Net Leverage Ratio in connection with any Incremental First Lien Facilities, (ii) determining compliance with any provision of the First Lien Credit Documentation which requires the calculation of any ratio, (iii) determining compliance with representations, warranties, defaults or events of default or (iv) testing availability under baskets set forth in the First Lien Credit Documentation (including baskets measured as a percentage of total assets or Consolidated EBITDA), in each case in connection with a permitted acquisition that the Borrower or any of its subsidiaries is contractually committed to consummate and whose consummation is not conditioned on the availability of, or obtaining, third party financing or the prepayment of indebtedness following delivery of an irrevocable notice of prepayment in respect thereof (a “Limited Conditionality Transaction”), the date of determination thereof shall, at the Borrower’s option (and “LCT Election”), be the date of entering into the binding definitive agreement for such acquisition (the “LCT Test Date”) and shall be made giving pro forma effect to such acquisition and the other transactions (including the incurrence of indebtedness) to be entered into in connection therewith as if they had occurred at the beginning of the applicable test period and if the Borrower or its applicable subsidiary could have taken such action on the relevant LCT Test Date in compliance with such representation, warranty, ratio or basket, such representation, warranty, ratio or basket shall be deemed to have been complied with; provided that (x) such indebtedness (and any associated lien) shall be deemed incurred at the time of such selection and outstanding thereafter for the purposes of pro forma compliance with any applicable ratios and (y) for purposes of any calculation of any ratio (but not for purposes of the calculation of any financial covenant) with respect to the incurrence of any other debt or liens, or the making of any other acquisition, investment, restricted payment, junior debt repayment or other transaction subject to ratio compliance on or following such date and prior to the consummation of such Limited Condition Acquisition (or termination of the definitive agreement with respect thereto), any such ratio shall also be required to be calculated without giving effect to such Limited Condition Acquisition.

For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket (including due to fluctuations of the target of any Limited Conditionality Transaction) at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations.

Guaranties:	Each direct and indirect material restricted subsidiary of the Borrower (each, a “Guarantor” and, collectively, the “Guarantors”) shall be required to provide an unconditional guaranty (collectively, the “Guaranties”) of all amounts owing under the First Lien Credit

Facilities and, to the extent so designated by the Borrower as “Secured Hedging Agreements”, the obligations of the Borrower under interest rate and/or foreign currency swaps or similar agreements with a Lender or its affiliates or the Administrative Agents or their affiliates (the “Secured Hedging Agreements”). Such Guaranties shall be guarantees of payment and not of collection. Notwithstanding anything to the contrary contained above (i) no Excluded Foreign Subsidiary (as defined below) shall be required to provide a Guaranty (or constitute a Guarantor) and (ii) no subsidiary of the Borrower that is not an “Eligible Contract Participant” (after giving effect to any keepwell) as defined under the Commodity Exchange Act shall be required to provide a Guaranty (or constitute a Guarantor) with respect to (and solely with respect to) obligations under any Secured Hedging Agreement that constitutes a “swap” within the meaning of section 1(a)(47) of the Commodity Exchange Act. As used herein, “Excluded Foreign Subsidiary” means (a) any direct or indirect non-U.S. subsidiary of the Borrower which is a “controlled foreign corporation” (within the meaning of Section 957 of the Internal Revenue Code) (each, a “CFC”), (b) any direct or indirect U.S. subsidiary of the Borrower the sole assets of which are equity interests in CFCs (each, a “CFC Holdco”) or other CFC Holdcos, and (c) any subsidiary of a CFC or CFC Holdco.

Security:

All amounts owing under the First Lien Credit Facilities and (if applicable) the Secured Hedging Agreements (and all obligations under the Guaranties) will be secured by (x) a first priority perfected security interest in all stock, other equity interests and promissory notes owned by the Borrower and the Guarantors, provided that not more than 65% of the total outstanding voting stock of any Excluded Foreign Subsidiary shall be required to be pledged, and (y) a first priority perfected security interest in all other tangible and intangible assets (including, without limitation, receivables, inventory, equipment, contract rights, securities, patents, trademarks, other intellectual property, cash, bank and securities deposit accounts and real estate) owned by the Borrower and the Guarantors (all of the foregoing, the “Collateral”).

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) any fee owned real property with a value of less than $10.0 million (with any required mortgages on properties with a value greater than such amount being permitted to be delivered post-closing and being subject to delivery of flood documents satisfactory to Agents) and all leaseholds in real property; (ii) equity interests of non-wholly owned subsidiaries and joint ventures, to the extent prohibited under the organizational documents of such non-wholly owned subsidiaries or joint ventures; (iii) licenses, instruments and agreements to the extent, and so long as, the pledge thereof as Collateral would violate the terms thereof, but only, to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code (“UCC”) or any other applicable requirement of law and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition or limitation; (iv) motor vehicles and other assets subject to certificate of title to the extent that a security interest therein cannot be perfected by the filing of a UCC-1 financing statement; (v) other assets to the extent the pledge thereof is prohibited by applicable law, but only to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC or any other applicable requirement of law and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition or limitation; (vi) intent to use trademark or service mark applications; (vii) those assets as to which the Administrative Agents in consultation with the Borrower shall determine that the costs of obtaining such security interest or perfection thereof are excessive in relation to the value of the security to be afforded thereby; and (viii) such other assets of the Borrower and the Guarantors as may be agreed by the Administrative Agents.

All documentation (collectively referred to herein as the “Security Agreements”) evidencing the security required pursuant to the immediately preceding paragraphs shall be in form and substance reasonably satisfactory to the Administrative Agents, and shall effectively create first priority security interests in the property purported to be covered thereby, with such exceptions as are acceptable to the Administrative Agents in their reasonable discretion.

Notwithstanding the foregoing, the requirements of the preceding paragraphs of this “Security” section shall be, as of the Closing Date, subject to the Limited Conditionality Provisions.

Optional Commit- ment Reductions:	The unutilized portion of the total commitments under the Revolving Credit Facility may, upon three business days’ notice, be reduced or terminated by the Borrower without penalty in minimum amounts to be mutually agreed.

Voluntary Prepayments:	Voluntary prepayments may be made at any time on three business days’ notice in the case of LIBOR Loans, or one business day’s notice in the case of Base Rate Loans, without premium or penalty (subject, however, to the Prepayment Premium referred to below), in minimum principal amounts to be mutually agreed; provided that voluntary prepayments of LIBOR Loans made on a date other than the last day of an interest period applicable thereto shall be subject to customary breakage costs. Voluntary prepayments of First Lien Term Loans shall be applied pro rata to each outstanding tranche of First Lien Term Loans and Incremental First Lien Term Loans (if any), and shall apply to reduce future scheduled amortization payments of the First Lien Term Loans in direct order of maturity.

Mandatory Repayments and Commitment Reductions:	Mandatory repayments of First Lien Term Loans shall be required from (a) 100% of the cash proceeds (net of taxes and costs and expenses in connection with the sale) from asset sales by the Borrower and its subsidiaries (including sales or issuances of equity interests of any subsidiary of the Borrower) in excess of an amount to be agreed (with only the excess amount being required to prepay) but subject to certain ordinary course and other exceptions and reinvestment rights to be mutually agreed, (b) 100% of the net cash proceeds from issuances or incurrences of debt (other than any debt permitted under the First Lien Credit Documentation, but including, for the avoidance of doubt, any First Lien Refinancing Facilities (as defined below)) by the Borrower and its subsidiaries, (c) commencing with the first full fiscal year of the Borrower to occur after the Closing Date, an amount, in excess of a threshold to be agreed, equal to 50% (with step-downs to 25% and 0% subject to compliance with First-Lien Net Leverage Ratios 0.50x and 1.00x inside the First-Lien Net Leverage Ratio on the Closing Date, respectively, so long as no default or event of default under the First Lien Credit Facilities is in existence) of annual Excess Cash Flow (to be defined in a manner to be mutually agreed and to include, in any event, deductions (including whether made during the applicable period or prior to the making of the applicable excess cash flow payment) from excess cash flow, without duplication among periods, of operating cash flow used to make acquisitions, make permitted investments (other than intercompany investments, cash equivalents, money market instruments and certain other limited exceptions), make certain distributions and dividends to be agreed, or make capital expenditures, or to be used within the succeeding twelve months to fund acquisition obligations for which binding agreements exist or capital expenditures subject to reversal of such deduction if any amount is not actually expended within such twelve-month period)) of the Borrower and its subsidiaries, with any such required repayment amount to be reduced dollar-for-dollar by the amount of voluntary prepayments or Buy-Backs of First Lien Loans (limited, in the case of Buy-Backs at or below par to the amount of cash used to make such purchases) made during the applicable year or after year-end and prior to the time such Excess Cash Flow prepayment (including Revolving Loans, solely to the extent commitments under the Revolving Credit Facility are permanently reduced by the amount of such repayments), except to the extent financed with long-term debt (with the ratios for purposes of determining the applicable Excess Cash Flow percentage above, recalculated to give pro forma effect to any such pay down or reduction made during such time period or after year-end) and (d) 100% of the net cash proceeds from insurance recovery and condemnation events of the Borrower and its subsidiaries (subject to certain reinvestment rights to be mutually agreed).

All mandatory repayments of First Lien Term Loans made pursuant to clauses (a) through (d), inclusive, above shall (subject to the immediately succeeding paragraph) be applied without premium or penalty pro rata to each outstanding tranche of First Lien Term Loans and Incremental First Lien Term Loans (if any), and shall apply to reduce future scheduled amortization payments of the First Lien Term Loans in such order as the Borrower may direct. If (1) the amount of any mandatory repayment which would otherwise be required as provided above exceeds the aggregate principal amount of First Lien Term Loans then outstanding and (2) a default or event of default then exists under the First Lien Credit Facilities, such excess shall apply to permanently reduce the commitments under the Revolving Credit Facility. In addition, (i) if at any time the outstandings pursuant to the Revolving Credit Facility (including Letter of Credit outstandings) exceed the aggregate commitments with respect thereto, prepayments of Revolving Loans (and/or the cash collateralization of Letters of Credit) shall be required in an amount equal to such excess, and (ii) after giving effect to the consummation of the Transaction on the Closing Date, all commitments under the First Lien Term Loan Facility (if any) not required to finance the Transaction shall be terminated in their entirety.

Notwithstanding the foregoing, the First Lien Credit Documentation will provide that, in the event that any First Lien Refinancing Facility or any Incremental Equivalent Debt shall be incurred, such Refinancing Facility or Incremental Equivalent Debt (to the extent secured on an equal priority basis with the First Lien Term Loan and any Incremental Facility) may share up to ratably in any prepayments required by the foregoing provisions if required under the terms of the applicable documents governing such First Lien Refinancing Facility or Incremental Equivalent Debt.

Prepayments from foreign subsidiaries’ Excess Cash Flow and asset sale proceeds (to the extent otherwise required) shall be limited under the definitive documentation to the extent (x) the repatriation of funds to fund such prepayments is prohibited, restricted or delayed by applicable laws or (y) repatriation of funds to fund such prepayment would result in material adverse tax consequences, as reasonably determined by the Borrower.

All mandatory prepayments above are subject to permissibility under (a) local law (e.g., financial assistance, corporate benefit, restrictions on upstreaming of cash intra-group and the fiduciary and statutory duties of the directors of the relevant subsidiaries) and (b) organizational document or other restrictions (including as a result of minority ownership). The non-application of any such mandatory prepayment amounts as a result of the foregoing provisions will not constitute a default or an event of default and such amounts shall be available for working capital purposes of the Borrower and its restricted subsidiaries

Any Lender (each a “Declining Lender”) may elect not to accept any mandatory prepayment pursuant to clause (a), (c) or (d) above. Any prepayment amount declined by a Declining Lender may be retained by the Borrower (such declined payment, the “Declined Proceeds”) and may be either added to the Available Amount Basket (as defined below) or may be applied in prepayment of amounts owed to non-Declining Lenders, in the Borrower’s discretion.

Prepayment Premium:

The occurrence of any Repricing Event (as defined below) with respect to First Lien Term Loans, in each case prior to the six-month anniversary of the Closing Date, will require payment of a fee (the “Prepayment Premium”) of an amount equal to 1% of the principal amount of the First Lien Term Loans subject to such Repricing Event.

As used herein, the term “Repricing Event” shall mean, other than in connection with any transaction involving a Change of Control (to be defined) or a Transformative Acquisition (to be defined in a manner to be mutually agreed), (i) any prepayment or repayment of First Lien Term Loans with the proceeds of, or any conversion of First Lien Term Loans into, any new or replacement syndicated bank credit facility bearing interest with an “effective yield” (taking into account, for example, upfront fees, interest rate spreads, interest rate benchmark floors and original issue discount) less than the “effective yield” applicable to the First Lien Term Loans subject to such event (as such comparative yields are reasonably determined by the Term Loan Administrative Agent) and (ii) any amendment to the First Lien Credit Documentation which reduces the “effective yield” applicable to the First Lien Term Loans (it being understood that any prepayment premium with respect to a Repricing Event shall apply to any required assignment by a non-consenting Lender in connection with any such amendment pursuant to so-called yank-a-bank provisions).

Refinancing Facilities:	The Borrower shall have the right to refinance and/or replace the First Lien Term Loans under the First Lien Term Loan Facility (and loans under any Incremental First Lien Term Facility) and/or Revolving Loans and commitments under the Revolving Credit Facility (and loans and commitments under any Incremental Revolving Facility) in whole or in part with (x) one or more new term facilities (each, a “First Lien Refinancing Term Facility”) or new revolving credit facilities (each, a

“First Lien Refinancing Revolving Facility” and, together with any First Lien Refinancing Term Facility, a “First Lien Refinancing Facility” or the “First Lien Refinancing Facilities”) under the First Lien Credit Documentation, in each case, with the consent of the Borrower and the institutions providing such First Lien Refinancing Facility and/or (y) one or more series of notes or loans, in the case of each of clauses (x) and (y), that will be pari passu or junior in right of payment and be secured by the Collateral on a pari passu or junior basis with the remaining portion of the First Lien Credit Facilities or be unsecured (such notes or loans, the “First Lien Refinancing Notes”); provided, that (a) any First Lien Refinancing Facility or issue of First Lien Refinancing Notes that is pari passu or junior with respect to the security shall be subject to a customary intercreditor agreement, the terms of which shall be reasonably satisfactory to the Administrative Agents and the Borrower, (b) no First Lien Refinancing Term Facility or First Lien Refinancing Notes shall mature prior to the maturity date of the First Lien Credit Facilities being refinanced or replaced, and, in the case of the First Lien Term Loan Facility, no First Lien Refinancing Term Facility or First Lien Refinancing Notes shall have a shorter weighted average life to maturity than the First Lien Term Loans under the First Lien Term Loan Facility being refinanced or replaced, (c) no Refinancing Revolving Facility shall mature (or require commitment reductions) prior to the maturity date of the Revolving Loans or commitments being refinanced, (d) such First Lien Refinancing Facility or First Lien Refinancing Notes shall have pricing (including interest, fees and premiums), optional prepayments and redemption terms as may be agreed to by the Borrower and the lenders party thereto, (e) such First Lien Refinancing Facility or series of First Lien Refinancing Notes shall not be secured by any assets other than the Collateral, (f) such First Lien Refinancing Facility or First Lien Refinancing Notes shall not be guaranteed by any person other than the Guarantors, (g) the other terms and conditions (excluding those referenced in clauses (b) through (f) above) of such First Lien Refinancing Facility or First Lien Refinancing Notes shall be substantially identical to, or (taken as a whole) no more favorable (as reasonably determined by the Borrower) to the lenders providing such First Lien Refinancing Facility or First Lien Refinancing Notes than, those applicable to the First Lien Loans or commitments being refinanced or replaced (except for covenants or other provisions applicable only to periods after the latest final maturity date of the relevant First Lien Loans or commitments existing at the time of such refinancing or replacement) or such terms shall be current market terms for such type of indebtedness, (h) the aggregate principal amount of any First Lien Refinancing Facility or any First Lien Refinancing Notes shall not exceed the aggregate principal amount of indebtedness and commitments being refinanced or replaced therewith, plus interest, premiums, fees and expenses or to the extent otherwise permitted under the First Lien Credit Documentation, (i) in the case of any Refinancing Revolving Facility, the First Lien Credit Documentation shall include certain provisions to govern the pro rata payment, borrowing, participation and commitment reduction of the Revolving Credit Facility and any such Refinancing Revolving Facility and (j) only a First Lien Refinancing Term Facility that is pari passu in right of payment and security with the First Lien Term Loan Facility shall share ratably in any voluntary or mandatory prepayments of the First Lien Term Loan Facility, unless the Borrower and the lenders in respect of such First Lien Refinancing Term Facility elect lesser payments. The lenders providing any First Lien Refinancing Revolving Facility shall be reasonably satisfactory to the Revolving Facility Administrative Agent and each Letter of Credit issuer to the extent required under “Assignments and Participations” below.

Documentation:	The First Lien Credit Documentation will be based on the definitive documentation in respect of the Borrower’s existing credit facility (and the related security, pledge, collateral and guarantee agreements executed and/or delivered in connection therewith) (collectively, the “Existing Credit Facility”), in each case as modified to (i) reflect the terms and conditions set forth herein and in the Commitment Letter (as modified pursuant to the flex provisions of the Fee Letter), (ii) take account of differences related to the operational requirements of the Borrower, the Target and their respective subsidiaries in light of their size, industries, businesses, business practices, financial accounting and the Projections (after giving effect to the Transaction), (iii) reflect operational and administrative changes from similar provisions in the Existing Credit Facility reasonably requested by the Administrative Agents and consistent with similar transactions of such agent, (iv) include customary European Union bail-in contractual recognition provisions substantially consistent with recommendations provided by the Loan Syndications & Trading Association related to Article 55 of the Bank Recovery and Resolution Directive, and (v) contain such other terms as the Borrower and the Lead Arrangers shall reasonably agree, in each case the definitive terms of which will be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date. Notwithstanding the foregoing, the First Lien Credit Documentation will contain only those conditions to borrowing, mandatory repayments, representations, warranties, covenants and events of default expressly set forth herein and in the Commitment Letter (as modified pursuant to the flex provisions of the Fee Letter).

Interest Rates:

At the Borrower’s option, First Lien Loans may be maintained from time to time as (x) Base Rate Loans, which shall bear interest at the Base Rate in effect from time to time (or, in the case of First Lien Term Loans only, if greater at any time, 2.00%) plus the Applicable Margin (as defined below) or (y) LIBOR Loans, which shall bear interest at LIBOR (adjusted for statutory reserve requirements) as determined by the applicable Administrative Agent for the respective interest period (or, in the case of First Lien Term Loans only, if greater at any time, 1.00%), plus the Applicable Margin.

“Applicable Margin” shall mean a percentage per annum equal to (i) in the case of First Lien Term Loans (A) maintained as Base Rate Loans, 3.25% and (B) maintained as LIBOR Loans, 4.25%; and (ii) in the case of Revolving Loans (A) maintained as Base Rate Loans, 3.25% and (B) maintained as LIBOR Loans, 4.25%.

“Base Rate” shall mean the highest of (x) the rate that the applicable Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, (y) 1/2 of 1% in excess of the overnight federal funds rate, and (z) LIBOR for an interest period of one month (determined after giving effect to any applicable “floor”) plus 1.00%. Notwithstanding anything to the contrary herein, in no event shall the Base Rate be less than zero.

All Swingline Loans will be Base Rate Loans.

Interest periods of 1, 2, 3 and 6 months or, to the extent agreed to by all Lenders with commitments and/or First Lien Loans under a given tranche of the First Lien Credit Facilities, 12 months, shall be available in the case of LIBOR Loans.

Interest in respect of Base Rate Loans shall be payable quarterly in arrears on the last business day of each calendar quarter. Interest in respect of LIBOR Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment of any First Lien Loans and at maturity. All interest on Base Rate Loans, LIBOR Loans and commitment fees and any other fees shall be based on a 360-day year and actual days elapsed (or, in the case of Base Rate Loans determined by reference to the prime lending rate, a 365/366-day year and actual days elapsed).

Default Interest:	Overdue principal, interest and other overdue amounts shall bear interest at a rate per annum equal to the rate which is 2.0% in excess of the rate then borne by the applicable borrowing (or, if any such amount does not relate to a borrowing under a specific tranche of the First Lien Credit Facilities, the rate which is 2.0% in excess of the rate applicable to Revolving Loans maintained as Base Rate Loans). Such interest shall be payable on demand.

Yield Protection:

The First Lien Credit Facilities shall include customary protective provisions for such matters as capital adequacy, liquidity, increased costs, reserves, funding losses, illegality and withholding taxes (it being understood that, for purposes of determining increased costs arising in connection with a change in law, the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III, and all requests, rules, guidelines or directives promulgated under, or issued in connection with, either of the foregoing shall be deemed to have been introduced or adopted after the date of the First Lien Credit Documentation, regardless of the date enacted, adopted or issued).

The Borrower shall have the right to replace any Lender that charges a material amount in excess of that being charged by the other Lenders with respect to contingencies described in the immediately preceding sentence.

Commitment Fee:	A commitment fee, at a per annum rate of 0.50%, on the daily undrawn portion of the commitments of each Lender under the Revolving Credit Facility (other than the Swingline Lender in its capacity as such), will commence accruing on the Closing Date and will be payable quarterly in arrears; provided that, so long as no default or event of default exists under the First Lien Credit Facilities, the commitment fee rate shall be subject to a step-down to 0.375% (but, in any event, not commencing until the delivery of the Borrower’s financial statements in respect of its first full fiscal quarter ending after the Closing Date) based on meeting a First Lien Net Leverage Ratio of 4.00:1.00.

Letter of Credit Fees:	A letter of credit fee equal to the Applicable Margin for Revolving Loans maintained as LIBOR Loans on the outstanding stated amount of Letters of Credit (the “Letter of Credit Fee”) to be shared proportionately by the Lenders under the Revolving Credit Facility in accordance with their participation in the respective Letter of Credit, and a facing fee of 0.125% per annum (the “Facing Fee”) to be paid to the issuer of each Letter of Credit for its own account, in each case calculated on the aggregate stated amount of all Letters of Credit for the stated duration thereof. Letter of Credit Fees and Facing Fees shall be payable quarterly in arrears. In addition, the issuer of a Letter of Credit will be paid its customary administrative charges in connection with Letters of Credit issued by it.

Agent/ Lender Fees:	The Administrative Agents, the Lead Arrangers and the Lenders shall receive such fees as have been separately agreed upon.

Conditions Precedent:

A.     To Initial First Lien Loans:

The making and accuracy of the Acquisition Agreement Representations and the Specified Representations in all material respects (except to the extent qualified by materiality or “Material Adverse Effect”, in which case such representations shall be true and correct in all respects), and those conditions precedent set forth in the Summary of Additional Conditions.

B.     To All Loans (Other than Initial First Lien Loans) and Letters of Credit (Other Than Letters of Credit Issued on the Closing Date):

(i)     All representations and warranties shall be true and correct in all material respects (or, in all respects, if qualified by materiality) on and as of the date of each borrowing of a First Lien Loan and each issuance of a Letter of Credit (although any representations and warranties which expressly relate to a given date or period shall be required to be true and correct in all material respects (or, in all respects, if qualified by materiality) as of the respective date or for the respective period, as the case may be), before and after giving effect to such borrowing or issuance and to the application of the proceeds therefrom, as though made on and as of such date; provided that with respect to any Incremental First Lien Facility the proceeds of which are used to finance a Limited Condition Acquisition, the limitations described above under the heading “Incremental Facilities” shall apply.

(ii)    No event of default under the First Lien Credit Facilities or event which with the giving of notice or lapse of time or both would be an event of default under the First Lien Credit Facilities, shall have occurred and be continuing, or would result from any borrowing of a First Lien Loan or issuance of a Letter of Credit; provided that with respect to any Incremental First Lien Facility the proceeds of which are used to finance a Limited Condition Acquisition, no default or event of default shall have occurred and be continuing at the time of, or after giving effect to, entry into the applicable acquisition agreement.

Representations and Warranties:	Representations and warranties (applicable to the Borrower and its subsidiaries) will be limited to the following, in each case (where appropriate) with materiality thresholds, exceptions and qualifications to be mutually agreed: (i) corporate status, (ii) power and authority, (iii) due authorization, execution and delivery and enforceability, (iv) no violation or conflicts with laws, material debt contracts or charter documents, (v) governmental and third-party approvals, (vi) financial statements, undisclosed liabilities and projections, (vii) absence of a Material Adverse Effect (to be defined in the First Lien Credit Documentation), (viii) solvency, (ix) absence of material litigation, (x) true and complete disclosure, (xi) use of proceeds and compliance with margin regulations, (xii) tax returns and payments, (xiii) compliance with ERISA, environmental law, general statutes, etc., (xiv) ownership of property, (xv) creation, validity, perfection and priority of security interests under Security Agreements, (xvi) inapplicability of Investment Company Act, (xvii) intellectual property, franchises, licenses, permits, etc., (xviii) maintenance of insurance, (xix) Patriot Act/“know your customer” laws, (xxi) OFAC/sanctions/anti-terrorism laws, (xxii) Foreign Corrupt Practices Act and anti-corruption laws, (xxiii) accuracy of the Acquisition Agreement Representations and (xxiv) customary EU “bail-in” matters.

Notwithstanding anything to the contrary contained herein, the accuracy of the representations and warranties (other than Acquisition Agreement Representations and Specified Representations) shall not constitute a condition precedent to the extension of credit on the Closing Date.

Covenants:

Affirmative, negative and financial covenants (applicable to the Borrower and its subsidiaries) will be limited to the following, in each case with materiality thresholds, exceptions and qualifications to be mutually agreed and will permit certain post-closing tax restructuring transactions on terms to be mutually agreed (which shall include a requirement that any such tax restructuring transactions do not materially impair the Guarantees and Collateral provided under the First Lien Credit Documentation):

(a) Affirmative Covenants - (i) Compliance with laws and regulations (including, without limitation, ERISA and environmental laws); (ii) payment of taxes and certain other material obligations which, if unpaid, would result in non-permitted liens; (iii) maintenance of insurance; (iv) preservation of corporate existence, rights (charter and statutory), franchises, permits, licenses and approvals; (v) visitation and inspection rights; (vi) keeping of proper books in accordance with generally accepted accounting principles; (vii) maintenance of properties; (viii) further assurances as to perfection and priority of security interests and additional guarantors; (ix) notice of defaults, material litigation and certain other material events; (x) financial and other reporting requirements (including, without limitation, unaudited quarterly and audited annual financial statements for the Borrower and its subsidiaries on a consolidated basis (in accordance with US GAAP) and an updated long-range plan prepared by management of the Borrower and provided on an annual basis, in each case with accompanying management discussion and analysis and, in the case of audited annual financial statements, accompanied by an opinion of a nationally recognized accounting firm (which opinion shall not be subject to any qualification as to “going concern” or scope of the audit other than solely with respect to, or resulting solely from (i) an upcoming maturity date under any indebtedness or (ii) any potential inability to satisfy any financial maintenance covenant on a future date or in a future period under any indebtedness)); (xi) use of proceeds;

(xii) ERISA covenants; (xiii) ownership of subsidiaries; (xiv) use of commercially reasonable efforts to maintain a public corporate credit rating from S&P and a public corporate family rating from Moody’s, in each case with respect to the Borrower, and a public rating of the First Lien Credit Facilities by each of S&P and Moody’s; (xv) OFAC/sanctions/anti-terrorism laws; and (xvi) Foreign Corrupt Practices and anti-corruption laws.

(b)    Negative Covenants – Restrictions on:

(i) liens (which shall permit, among other things, liens securing (a) the First Lien Credit Facilities (including the Incremental Facilities) and secured Incremental Equivalent Debt (as defined below), (b) Refinancing Facilities, (c) permitted purchase money indebtedness or capital leases, (d) a non-guarantor lien basket equal to the size of the Non-Guarantor Debt Basket, (e) a general lien basket in an amount equal to the General Debt Basket so long as any liens on the Collateral are junior to the liens securing the First Lien Term Facility and such liens are subject to a customary intercreditor agreement, (f) Permitted Ratio Debt, so long as any liens on the Collateral are pari passu or junior to the liens securing the First Lien Term Facility and are subject to a customary intercreditor agreement and (g) debt incurred pursuant to clause (ii)(h) below, and in each case with Borrower reclassification rights;

(ii) debt (including “disqualified preferred stock” and guaranties and other contingent obligations, with exceptions to permit the incurrence of (a) debt subject to pro forma compliance with (x) a First Lien Net Leverage Ratio of 5.00:1.00 (in the case of debt secured on a pari passu with the First Lien Term Facility), (y) a Secured Net Leverage Ratio of 5.50:1.00 (in the case of debt secured on a junior lien basis to the First Lien Term Facility) or (z) a Total Net Leverage of 5.50:1.00 (in the case of debt that is unsecured) and other customary restrictions (e.g., tenor, weighted average life, non-guarantor cap, etc.) (“Permitted Ratio Debt”), provided that the MFN Protection shall apply to any debt incurred under this clause (a) in the form of term loans secured on a pari passu basis with the First Lien Term Facility, (b) the First Lien Credit Facilities (including the Incremental Facilities), Refinancing Facilities and any secured or unsecured notes or loans incurred or issued by the Borrower or any Guarantor in lieu of the Incremental Facilities (such loans or notes, “Incremental Equivalent Debt”; provided that such Incremental Equivalent Debt shall be subject to the same limitations on terms and tenor applicable to Incremental Facilities, including the MFN Protection)) and permitted refinancings thereof, (c) non-speculative hedging arrangements and cash management arrangements, (d) any indebtedness of the Borrower, its subsidiaries or the Acquired Business incurred or issued prior to the

Closing Date which remains outstanding and is permitted to remain outstanding under the Acquisition Agreement (except to the extent required to be repaid pursuant to the Refinancing), (d) purchase money indebtedness and capital leases up to $50 million (without taking into account any capital leases scheduled on the Closing Date), (e) indebtedness arising from agreements providing for adjustments of purchase price or “earn outs” entered into in connection with Permitted Acquisitions or similar investments, (f) a general debt basket of $100 million (the “General Debt Basket”) which may be secured to the extent permitted by exceptions to the lien covenant, (g) a non-guarantor debt basket (this clause (g) being, the “Non-Guarantor Debt Basket”) equal to the sum of (1) of $50 million plus (2) an additional amount to be agreed in the form of working capital or other local lines of credit that are not secured by Collateral and non-recourse to the Borrower and the Guarantors (the “Foreign Subsidiary Working Capital Basket”), (h) a basket of $75 million for letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created, or related to obligations or liabilities incurred, in the ordinary course of business, (i) additional letters of credit that have been backstopped or cash collateralized and (j) other customary exceptions to be agreed, and in each case with Borrower reclassification rights;

(iii) mergers, consolidations and other fundamental changes (which shall permit Permitted Acquisitions (defined in a manner no less favorable to Borrower than the Existing Credit Facility) consummated as permitted mergers or consolidations);

(iv) sales, transfers and other dispositions of property and assets (including sale-leaseback transactions but with exceptions to include (x) sales of inventory in the ordinary course of business, (y) sales of obsolete or worn out assets and (z) other non-ordinary course of business asset sales or dispositions without limit so long as (1) such sales or dispositions are for fair market value and (2) at least 75% of the consideration for asset sales and dispositions in excess of $25 million shall consist of cash or cash equivalents (subject to exceptions to be agreed));

(v) loans, acquisitions, joint ventures and other investments; provided that the Borrower and its subsidiaries shall be permitted to (a) effect Permitted Acquisitions (to be defined in a manner no less favorable to the Borrower than the Existing Credit Facility), subject to the absence of an event of default under the First Lien Credit Facilities at the time of the execution of the purchase agreement governing such Permitted Acquisition, line-of-business restrictions, provision of Guaranties and Security Agreements and aggregate consideration limitations with respect to entities/assets that do not become Guarantors/Collateral, (b) make unlimited investments in the Borrower and the Guarantors and

Permitted Foreign Subsidiary Investments as defined in the Existing Credit Facility, (c) use a general investment basket of $50 million and an unrestricted subsidiary investment basket and similar business investment basket in an amount not to exceed $50 million, and (d) make unlimited investments subject to pro forma compliance with a Total Net Leverage Ratio 1.50x inside the Total Net Leverage Ratio on the Closing Date and no event of default shall have occurred and be continuing, and in each case with Borrower reclassification rights;

(vi) dividends and other distributions to, and redemptions and repurchases from, equity holders, provided that, among other customary exceptions (including a general basket of $50 million and a basket to permit the Borrower’s regular dividend of $0.0375 per share per quarter), there shall be exceptions to permit unlimited restricted payments subject to pro forma compliance with a Total Net Leverage Ratio 1.50x inside the Total Net Leverage Ratio on the Closing Date and the absence of an event of default;

(vii) prepaying, redeeming or repurchasing junior lien, unsecured and subordinated debt (“Junior Debt”) in excess of an amount to be agreed, with exceptions to permit (a) such debt prepayments subject to pro forma compliance with a Total Net Leverage Ratio 1.50x inside the Total Net Leverage Ratio on the Closing Date and the absence of an event of default, (b) permitted refinancings or exchanges of Junior Debt for other Junior Debt maturing no earlier, and not having a shorter weighted average life, than the Junior Debt being so refinanced or exchanged, and (c) conversion of Junior Debt to common or qualified preferred equity;

(viii) transactions with affiliates above an agreed upon threshold;

(ix) negative pledges and restrictions on distributions, advances and asset transfers by subsidiaries;

(x) changes in the nature of business;

(xi) amending organizational documents in a manner materially adverse to the Lenders; and

(xii) changes in fiscal quarters and fiscal years.

The negative covenants will also be subject to “baskets” to be set forth in the First Lien Credit Documentation, including an available basket amount (the “Available Amount Basket”) that will be based on (a) a “starter” basket of $25 million, plus (b) the retained portion of annual Excess Cash Flow, plus (c) the cash proceeds of new public or private equity issuances of the Borrower, plus (d) the net cash proceeds received by the Borrower and its restricted subsidiaries from sales of investments made using the Available Amount Basket, plus (e) returns, profits, distributions and similar amounts received in cash or cash equivalents (and non-cash returns, profits, distributions and similar amounts not to exceed an amount to be agreed) by the Borrower and its restricted subsidiaries on investments made using the Available Amount Basket, plus (f) Declined Proceeds. The Available Amount Basket may be used for, among other things, restricted payments, investments, acquisitions, junior debt, unsecured debt and subordinated debt repayments and other distributions subject to the absence of an event of default and pro forma compliance with a Total Net Leverage Ratio equal to the Total Net Leverage on the Closing Date.

(c)    Financial Covenant.

Limited to springing First Lien Net Leverage Ratio (as described above) of 6.50:1.00 (the “Financial Covenant”) and applicable to the Revolving Credit Facility only.

The Financial Covenant shall be tested on the last day of any fiscal quarter for which financial statements have been, or are required to have been, delivered (commencing with the last day of the first full fiscal quarter ended after the Closing Date) but only if on the last day of such fiscal quarter the aggregate principal amount of borrowings under the Revolving Facility (including swingline loans) and outstanding letters of credit (except for (a) undrawn letters of credit and (b) other letters of credit that have been cash collateralized or backstopped) are outstanding in an aggregate amount that exceeds 25% of the total amount of commitments under the Revolving Facility on such day.

Unrestricted Subsidiaries:	The First Lien Credit Documentation will contain provisions pursuant to which, subject to limitations on investments, loans, advances and guarantees and other customary conditions and provisions as set forth in the First Lien Credit Documentation, the Borrower is permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary; provided that (i) after giving effect to any such designation or re-designation, on a pro forma basis the Total Net Leverage Ratio does not exceed a level to be agreed and no event of default shall exist (including after the reclassification of investments in, debt of, and liens on the assets of, the applicable subsidiary) and (ii) if a restricted subsidiary is being designated as an unrestricted subsidiary, such restricted subsidiary, together with all other unrestricted subsidiaries as of such date of designation, must not have contributed greater than 10% of the Borrower’s Consolidated EBITDA (calculated inclusive of all unrestricted subsidiaries), as of the most recently ended fiscal quarter of the Borrower. Unrestricted subsidiaries will not be subject to the representations and warranties, the affirmative or negative covenant or event of default provisions of First Lien Credit Documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining compliance (to the extent applicable) with the negative covenants and financial ratios contained in the First Lien Credit Documentation.

Events of Default:	Events of Default (to be applicable to the Borrower and its subsidiaries) will be limited to the following, in each case (where applicable), with cure periods, materiality thresholds, exceptions and qualifications to be mutually agreed: (i) nonpayment of principal or Letter of Credit drawings when due or interest, fees or other amounts after a grace period to be mutually agreed; (ii) failure to perform or observe covenants set forth in the First Lien Credit Documentation, subject (where customary and appropriate) to notice and an appropriate grace period to be mutually agreed; (iii) any representation or warranty proving to have been incorrect in any material respect (or, in any respect, if qualified by materiality) when made or confirmed; (iv) cross-defaults and cross-acceleration to other indebtedness in excess of $50 million; (v) bankruptcy, insolvency proceedings, etc. of the Borrower or any material subsidiary (with a grace period for involuntary proceedings to be mutually agreed); (vi) inability to pay debts, attachment, etc.; (vii) material unsatisfied judgment defaults in excess of $50 million; (viii) customary ERISA defaults; (ix) actual or asserted invalidity of First Lien Credit Documentation or subordination provisions or impairment of security interests in the Collateral; and (x) Change of Control. Notwithstanding the foregoing, a breach of the Financial Covenant as a “financial maintenance covenant” (and not as a separate governor for other conditions, baskets, etc.) shall not constitute an event of default for the purposes of the First Lien Term Loan Facility, unless the Required Revolving Lenders (as defined below) under the Revolving Credit Facility have accelerated the Revolving Credit Facility and/or terminated the commitments in respect thereof as a result of such breach.

Assignments and Participations:	The Borrower may not assign its rights or obligations under the First Lien Credit Facilities. After the Closing Date, any Lender may assign, and may sell participations in, its rights and obligations under the First Lien Credit Facilities, subject (x) in the case of participations, to customary restrictions on the voting rights of the participants and restrictions on participations to the Borrower and its affiliates and (y) in the case of assignments, to such limitations as may be established by the applicable Administrative Agent (including (i) a minimum assignment amount of $1 million with respect to the First Lien Term Loan Facility and $5 million with respect to the Revolving Credit Facility (or, if less, the entire amount of such assignor’s commitments and outstanding First Lien Loans at such time), (ii) an assignment fee in the amount of $3,500 to be paid by the respective assignor or assignee to the applicable Administrative Agent, (iii) restrictions on assignments to any entity that is not an Eligible Transferee (to be defined to exclude natural persons and, except in connection with a Buy-Back (as defined below), the Borrower and its affiliates), (iv) except in the case of an assignment of any term loan to any Lender, its affiliates or an “approved fund” of a Lender, the receipt of the consent of the applicable Administrative Agent and, after Successful Syndication and so long as no default or event of default exists under the First Lien Credit Facilities, the Borrower (such consent, in any such case, not to be unreasonably withheld, delayed or conditioned), provided that such consent of the Borrower shall be deemed to have been given if the Borrower has not responded within five business days of a request for such consents, and (v) in the case of the assignment of any commitments under the Revolving Credit Facility, the consent of the Swingline Lender and each issuing Lender of a Letter of Credit (such consent, in each case, not to be unreasonably withheld, delayed or conditioned)). Assignments will be by novation and will not be required to be pro rata among the First Lien Credit Facilities.

The First Lien Credit Documentation shall provide that First Lien Term Loans may be purchased by, and assigned to, the Borrower or any of its subsidiaries on a non-pro rata basis through Dutch auctions open to all Lenders with First Lien Term Loans on a pro rata basis in accordance with procedures to be agreed; provided that (i) no default or event of default then exists under the First Lien Credit Facilities or would result therefrom, (ii) any such First Lien Term Loans shall be automatically and permanently cancelled immediately upon purchase by the Borrower, (iii) the Borrower shall not be permitted to use the proceeds of Revolving Loans to acquire First Lien Term Loans and (iv) the Borrower complies with certain other conditions as may be required by the Term Loan Administrative Agent (any such purchase and assignment, a “Buy-Back”).

Waivers and Amendments:	Amendments and waivers of the provisions of the First Lien Credit Documentation will require the approval of Lenders holding commitments and/or outstandings (as appropriate) representing more than 50% of the aggregate commitments and outstandings under the First Lien Credit Facilities (the “Required Lenders”), except that (a) the consent of each Lender directly affected thereby will be required with respect to (i) increases in commitment amounts of such Lender, (ii) reductions of principal, interest or fees of such Lender, (iii) extensions of scheduled payments of any First Lien Loans (including at final maturity) or times for payment of interest or fees of such Lender, (iv) amendments to the collateral proceeds waterfall and (v) modifications to the pro rata sharing and payment provisions, assignment provisions or the voting percentages, (b) the consent of all of the Lenders shall be required with respect to releases of all or substantially all of the Collateral or the value of the Guaranties provided by the Guarantors taken as a whole, (c) the consent of each Letter of Credit issuer, each Administrative Agent and the Swingline Lender shall, as applicable, be required with respect to any amendment that adversely affects their respective rights and duties and (d) class voting rights for Lenders under each affected tranche of the First Lien Credit Facilities shall be required for certain types of amendments and waivers; provided that the consent of the Required Revolving Lenders (as defined below) shall be required for any waiver or amendment of conditions precedent to funding under the Revolving Credit Facility; provided, further, that if any of the matters described in clause (a) or (b) above is agreed to by the Required Lenders, the Borrower shall have the right to either (x) substitute any non-consenting Lender by having its First Lien Loans and commitments assigned, at par, to one or more other institutions, subject to the assignment provisions described above or (y) with the express written consent of the Required Lenders, terminate the commitment of, and repay the obligations owing to, any non-consenting Lender, subject to repayment in full of all obligations of the Borrower owed to such Lender relating to the First Lien Loans and participations held by such Lender (including any Prepayment Premium).

Notwithstanding the foregoing, amendments to and waivers of the Financial Covenant (solely as it applies to the Financial Covenant as a “financial maintenance covenant” (and not as a separate governor for other conditions, baskets etc.)) and defined terms as used therein shall require the approval of at least two Lenders holding more than 50% of the aggregate amount of the commitments and/or outstandings under the Revolving Credit Facility (the “Required Revolving Lenders”) (and for the avoidance of doubt not the approval of the Required Lenders).

In addition, the First Lien Credit Documentation shall provide for the amendment (or amendment and restatement) of the First Lien Credit Documentation to provide for a new tranche of replacement term loans to replace all or a portion of the term loans of a given tranche under the First Lien Credit Facilities, subject to customary limitations (including as to tenor, weighted average life to maturity, “effective yield” not exceeding that applicable to the tranche of term loans so replaced, prepayment ratability provisions and applicable covenants prior to the First Lien Term Loan Maturity Date), with the consent of the Term Loan Administrative Agent, the Borrower and the lenders providing such replacement term loans.

The First Lien Credit Documentation will contain customary “amend and extend” provisions pursuant to which the Borrower, with the approval of consenting Lenders, may extend the maturity of First Lien Term Loans of such consenting Lenders and, in connection therewith, amend the interest rates, yield, fees, amortization (so long as the weighted average life to maturity is not shortened) and prepayment provisions applicable to such extended First Lien Term Loans; provided that the application of voluntary and mandatory prepayments shall not be on a greater than pro rata basis with any non-extending First Lien Term Loans.

Defaulting Lenders:	If any Lender under the Revolving Credit Facility becomes a Defaulting Lender (to be defined on terms satisfactory to the Revolving Facility Administrative Agent) at any time, then, so long as no default or event of default then exists, the exposure of such Defaulting Lender with respect to Letters of Credit will automatically be reallocated among the non-Defaulting Lenders under the Revolving Credit Facility pro rata in accordance with their commitments under the Revolving Credit Facility up to an amount such that the aggregate credit exposure of such non-Defaulting Lender under the Revolving Credit Facility does not exceed its commitment thereunder. In the event such reallocation does not fully cover the exposure of such Defaulting Lender (or such reallocation is not then permitted), the applicable Letter of Credit issuer may require the Borrower to repay or cash collateralize, as applicable, such “uncovered” exposure in respect of the Letter of Credit outstandings, and will have no obligation to issue new Letters of Credit, as applicable, to the extent such Letter of Credit outstandings, as applicable, would exceed the commitments of the non-Defaulting Lenders under the Revolving Credit Facility. The Borrower will not be required to pay fees to any Defaulting Lender and the voting rights of Defaulting Lenders (except in the case of certain customary matters) shall be suspended.

Indemnification; Expenses:	The First Lien Credit Documentation will contain customary indemnities for the Administrative Agents, the Lead Arrangers, each issuer of a Letter of Credit, the Lenders and their respective affiliates and the respective directors, employees, officers and agents of each of the foregoing (including, without limitation, for all reasonable costs and expenses of the Lenders incurred after the occurrence, and during the continuance of, an event of default under the First Lien Credit Facilities); provided that the Borrower shall not be responsible for the fees and expenses of more than one primary counsel for the Administrative Agents, one legal counsel for each relevant jurisdiction, one other counsel for all other Lenders and their respective affiliates, employees, officers and agents and, in each case, if reasonably necessary or advisable in the judgment of the affected person in the case of an actual or perceived conflict of interest, an additional counsel in each such applicable jurisdiction, in each case other than as a result of such person’s gross negligence, willful misconduct or bad faith as determined by a court of competent jurisdiction in a final and non-appealable decision.

The First Lien Credit Documentation will require the Borrower to pay all reasonable expenses of the Administrative Agents, each issuer of Letters of Credit, the Lead Arrangers and the Lenders associated with the syndication of the First Lien Credit Facilities and the preparation, execution, delivery and administration of the First Lien Credit Documentation and any amendment or waiver with respect thereto and in connection with the enforcement of the First Lien Credit Documentation.

Governing Law and Forum:	All First Lien Credit Documentation shall be governed by the internal laws of the State of New York (except security documentation that the Administrative Agents determine should be governed by local or foreign law). The Borrower and the Guarantors will submit to the exclusive jurisdiction and venue of any New York State court or Federal court sitting in the County of New York, Borough of Manhattan, and appellate courts thereof (except to the extent the Administrative Agents require submission to any other jurisdiction in connection with the exercise of any rights under any security document or the enforcement of any judgment).

Counsel to the Administrative Agents and Lead Arrangers:	Cahill Gordon & Reindel LLP.

Exhibit C

Project Masterpiece

Summary of Additional Conditions Precedent

Capitalized terms used in this Exhibit C but not defined herein shall have the meanings set forth in the commitment letter to which this Exhibit C is attached (the “Commitment Letter”) and in the other Exhibits to the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

The initial borrowing under the First Lien Credit Facilities shall be subject to the following additional conditions precedent:

1. The Agents’ commitments under the First Lien Credit Facilities will be subject to the execution and delivery of definitive Credit Documentation consistent with the terms of the Commitment Letter and the Term Sheets (including the principles set forth under the “Documentation” headings in the Term Sheets) and this Summary of Additional Conditions Precedent, in each case prepared by counsel to the Agents.

2. Concurrently with the funding under the First Lien Credit Facilities, the Acquisition shall have been consummated in all material respects in accordance with the terms and conditions of the definitive acquisition agreement relating to the Acquisition (including, but not limited to, all schedules and exhibits thereto, and as amended, modified, waived or supplemented from time to time, collectively, the “Acquisition Agreement”), and the Acquisition Agreement shall not have been altered, amended or otherwise changed or supplemented or any provision or condition therein waived by the Borrower, and neither the Borrower nor any subsidiary shall have consented to any action which would require the consent of the Borrower or any subsidiary thereof under the Acquisition Agreement, if such alteration, amendment, change, supplement, waiver or consent would be adverse to the interests of the Lenders or the Lead Arrangers in any material respect, in any such case without the prior written consent of the Agents (such consent not to be unreasonably withheld, conditioned or delayed) (it being understood and agreed that any alteration, supplement, amendment, modification, waiver or consent (a) that decreases the purchase price in respect of the Acquisition by 10.0% or more shall be deemed to be adverse to the interests of the Lenders and the Lead Arrangers in a material respect, and (b) that decreases the purchase price in respect of the Acquisition by less than 10.0% shall not be deemed to be adverse to the interests of the Lenders or the Lead Arrangers in any material respect, so long as such decrease is allocated to reduce the First Lien Term Loan Facility).

3. Since the date of the Acquisition Agreement, there shall not have occurred and be continuing a Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the date hereof) (a “Target Material Adverse Effect”).

4. All obligations of the Borrower, the Acquired Business and their respective subsidiaries with respect to the indebtedness being refinanced pursuant to the Refinancing shall have been, or will concurrently with the funding under the First Lien Credit Facilities be, paid in full, and all commitments, security interests and guaranties in connection therewith shall have been, or will contemporaneously be, terminated and released. After giving effect to the consummation of the Transaction, the Borrower and its subsidiaries shall have no outstanding preferred equity or indebtedness for borrowed money, except for (i) indebtedness incurred pursuant to the First Lien Credit Facilities, (ii) debt expressly permitted to be incurred by the Acquired Business (and remain outstanding on the Closing Date) under the Acquisition Agreement (as in effect on the date hereof) and debt of the Borrower and its subsidiaries not prohibited by the terms of the First Lien Credit Facilities (including deferred purchase price obligations, ordinary course working capital facilities for foreign subsidiaries and ordinary course capital lease, purchase money and equipment financings) and (iii) such other existing indebtedness, if any, as shall be permitted by the Lead Arrangers (debt under clauses (ii) and (iii), the “Permitted Surviving Indebtedness”).

5. The Guaranties and Security Agreements required by the Term Sheets shall have been executed and delivered by the Borrower and the Guarantors, and, subject to the Limited Conditionality Provisions, all documents and instruments required to create and perfect the Administrative Agents’ security interests in the Collateral as, and to the extent, required by the First Lien Credit Facilities Term Sheet shall have been executed and delivered and, if applicable, be in proper form for filing (or arrangements shall have been made for the execution, delivery and filing of such documents and instruments substantially concurrently with the consummation of the Transactions).

6. The Lenders shall have received (1) customary legal opinions from U.S. counsel to the Borrower and the Guarantors (including, without limitation, New York counsel), (2) a solvency certificate as to the solvency of the Borrower and its subsidiaries on a consolidated basis after giving effect to the Transaction, in the form attached hereto as Annex A, from the chief financial officer of the Borrower and (3) other customary closing and corporate documents, resolutions, certificates, instruments, lien searches and deliverables.

7. The Agents shall have received (1) audited consolidated balance sheets and related statements of income and cash flows of each of the Borrower and the Acquired Business for the two fiscal years of the Borrower and the Acquired Business ended at least 90 days prior to the Closing Date, (2) unaudited consolidated balance sheets and related statements of income and cash flows of each of the Borrower and the Acquired Business for each fiscal quarter of the Borrower or the Acquired Business, as applicable, ended after the close of its most recent fiscal year and at least 45 days prior to the Closing Date, and (3) a pro forma consolidated balance sheet of the Borrower and its subsidiaries (including the Acquired Business) and a pro forma consolidated statement of income of the Borrower for the twelve-month period ending on the last day of the most recently completed four fiscal quarter period ended at least 45 days before the Closing Date, prepared after giving effect to the Transaction as if the Transaction had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income), which in each case need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)). The Lead Arrangers hereby acknowledge receipt of all of the financial information of the Borrower required by clauses (1) and (2) hereof for all periods of the Borrower ended prior to the date hereof and agrees that the filing with the SEC of an annual or quarterly report on Form 10-K or Form 10-Q by the Borrower containing any required unaudited financial statements or audited financial statements will satisfy the foregoing requirements (solely with respect to the Borrower) in clauses (1) and (2) above.

8. All costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation contemplated hereby, payable to each Agent and the Lenders or otherwise payable in respect of the Transaction shall have been paid, or shall be paid concurrently with the funding under the First Lien Credit Facilities, to the extent due pursuant to the Commitment Letter or the Fee Letter and (solely in the case of costs and expenses) to the extent an invoice therefor has been presented at least two Business Days prior to the Closing Date.

9. The Agents shall have received at least three Business Days prior to the Closing Date all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, but only to the extent requested to the Borrower in writing at least ten Business Days prior to the Closing Date.

10. With respect to each of the First Lien Credit Facilities, the Borrower (a) shall have delivered (or caused to be delivered) to the Lead Arrangers information customarily delivered by a borrower and necessary for the preparation of a customary confidential information memorandum for senior secured facilities (it being understood and agreed that such information shall not include any information customarily delivered by an investment bank in the preparation of such a confidential information memorandum), including, without limitation, the financial statements referred to in paragraph 7 above (collectively, the “Required Information”) and (b) shall have provided the Lead Arrangers a period of not less than 15 consecutive business days after the Lead Arrangers’ receipt of the Required Information (the “Marketing Period”) to attempt to market and syndicate the First Lien Credit Facilities (provided that (a) if the Marketing Period has not been completed on or prior to December 18, 2017, the Marketing Period shall commence no earlier than January 2, 2018 and (b) November 24, 2017 shall be excluded from the determination of such 15 consecutive business day period (the “Blackout Period”)). If the Borrower reasonably believes it has delivered the Required Information, the Borrower may deliver to the Lead Arrangers a written notice to that effect. The notice delivered by the Borrower will be effective to start the Marketing Period as of the date of delivery of such notice (or such later date specified in such notice), unless on or prior to the second Business Day following delivery of the Borrower’s notice, the Lead Arrangers deliver written notice to the Borrower stating that it does not believe the Borrower has delivered the Required Information and specifying in reasonable detail the Required Information that has not been received (provided that delivery of such written notice from the Lead Arrangers to the Borrower will not prejudice the Borrower’s right to assert that the Required Information has, in fact, been delivered).

Annex A to Exhibit C

FORM OF SOLVENCY CERTIFICATE

[•],

This Solvency Certificate is being executed and delivered pursuant to Section [•] of that certain [•]1 (the “Credit Agreement”); the terms defined therein being used herein as therein defined.

I, [•], the chief financial officer of the Borrower, solely in such capacity and not in an individual capacity, hereby certify that I am the chief financial officer of the Borrower and that I am generally familiar with the businesses and assets of the Borrower and its subsidiaries (taken as a whole), and I am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement.

I further certify, solely in my capacity as chief financial officer of the Borrower, and not in my individual capacity, as of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions on the date hereof, that, (i) the sum of the debt (including contingent liabilities) of the Borrower and its subsidiaries, taken as a whole, does not exceed the fair value of the present assets of the Borrower and its subsidiaries, taken as a whole; (ii) the present fair saleable value of the assets of the Borrower and its subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of the Borrower and its subsidiaries, taken as a whole, on their debts as they become absolute and matured; (iii) the capital of the Borrower and its subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower or its subsidiaries, taken as a whole, contemplated as of the date hereof; and (iv) the Borrower and its subsidiaries, taken as a whole, are able to pay their debts (including current obligations and contingent liabilities) as such debts mature and do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

[Remainder of page intentionally left blank]

[1]	Describe Credit Agreement.

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
Name: [ ] Title: Chief Financial Officer

C-5